Exhibit 10.2

Change of Control Agreement
Company Confidential

February 8, 2002

Issued To: Frederick “Rick” Stroupe

The Board and I expect that from time to time Symmetricom will entertain the possibility of acquiring other companies, or merging with other companies in one or more transactions. The Board recognizes that this can be a distraction to valued executives such as you and could prompt executives such as you to consider alternative employment possibilities. The Board has determined that it is in the best interests of Symmetricom and its stockholders to assure that Symmetricom will have the continued dedication and objectivity of its key executives, should we entertain transactions, which could result in a change of control. For this reason, on behalf of the Board of Directors of Symmetricom, Inc., I am pleased to deliver this letter setting forth certain compensation related arrangements that will apply to you in the event that the Symmetricom experiences a “Change of Control” (as that term is defined later in this letter) as set forth herein.

Change of Control Benefits.

You will receive the following Change of Control benefits if, within twelve (12) months after a Change of Control: (i) your employment is involuntarily terminated either by Symmetricom or any successor corporation following a merger or acquisition for reasons other than for “cause”; or (ii) you “resign with good cause”:

Severance Pay.    Severance pay equal to twelve (12) months base salary (at the rate in effect at the time of the termination) to be paid on Symmetricom’s regularly scheduled pay periods. In addition, the annual target bonus would be paid at the time specified in the annual plan document.

Insurance.    Reimbursement for a period of twelve (12) months for the cost of continuing your group medical, dental, vision, life and disability benefits (and, if applicable, the costs for your dependent’s medical, dental and vision benefits) to the same extent that Symmetricom was paying for those benefits during the three months prior to such termination. To be eligible for this reimbursement, you must elect to continue these benefits by completing the necessary “COBRA” paperwork within thirty (30) days of your termination date. The Human Resources Department will provide you with requisite forms when you receive a formal COBRA Notice letter.

Stock Vesting.    Vesting on all options will be accelerated to be fully vested as of the date of termination.

For purposes of this letter, the following key terms shall have the meaning set forth below:

“Cause” shall mean any of the following:

(i) the Board reasonably concludes that you have committed a material act of dishonesty or fraud;

(ii) you are convicted of a felony; or

(iii) you have grossly neglected significant duties that are part of your normal job duties or you have violated a material written policy of Symmetricom or its successor, other than as a result of incapacity due to physical or mental illness, and that you continue the neglect of duties or violation of policy, after: (A) being warned in writing, and (B) having had a reasonable opportunity to cure. The length of such cure period is to be determined solely by the Board of Directors; taking into account the nature of the conduct, but in no event shall the cure period be less than 30 days.

“Change of Control” shall mean:

(i) the merger or consolidation of the Company with or into, or the sale, lease or other disposition of all or substantially all the assets of the Company to, another entity or group of entities where at least 50% of the combined voting power of the continuing, surviving or acquiring entity’s outstanding securities immediately after such merger, consolidation, or acquisition is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization, or

(ii) the acquisition, directly or indirectly, of capital stock representing more than 45% of the voting power of the then outstanding shares of the Company’s capital stock by any person or persons acting as a group; provided, however, that a Change of Control shall not include any acquisition of capital stock by a subsidiary of Symmetricom; an employee stock ownership plan for employees of Symmetricom; or a company formed to hold Symmetricom’s common equity securities and whose shareholders constituted, at the time of such company became such holding company, substantially all of the shareholders of Symmetricom; or

(iii) a change in the composition of Symmetricom’s Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Symmetricom as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Symmetricom); or

(iv) the consummation of a merger or consolidation of Symmetricom with any other corporation, other than a merger or consolidation which would result in the voting securities of Symmetricom outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of Symmetricom or such surviving entity outstanding immediately after such merger or consolidation.

“Resignation with Good Cause” shall mean that you resigned your position:

(i) due to a reduction in your total cash compensation package; or

(ii) a move of your primary place of work by Symmetricom or its successor of more than 30 miles from your place of work immediately prior to the move; or

(iii) a significant reduction in your duties, position or responsibilities relative to your duties position or responsibilities in effect immediately prior to such reduction, or

(iv) your removal from such position, duties and responsibilities, unless you are provided with a comparable position, duties and responsibilities; provided that you notify Symmetricom in writing of your intention to terminate your employment within 30 days of learning of such action, and Symmetricom fails to remedy such action within 30 days of receipt of such written notice.

Release Agreement.    In exchange for the Change of Control Benefits outlined above, you agree to sign a general release agreement (see attached), releasing Symmetricom from any liability. Delivery of such a signed agreement by you is a precondition to Symmetricom’s obligation to provide you with any of the Change of Control Benefits outlined in this letter.

Dispute Resolution.    Symmetricom and you both agree that any dispute or controversy arising out of this letter agreement, or your employment by Symmetricom, shall be settled by binding arbitration, to the extent permitted by law, to be held in Santa Clara County, California in accordance with the National Rules for Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the all parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to the letter agreement or your employment by Symmetricom.

Changes to the Agreement; Complete Agreement.    The terms of this letter agreement may be amended only by a written document signed by both you and the Chief Executive Officer of Symmetricom, Inc. This agreement represents our complete agreement concerning the terms and conditions of the subject matter hereof and shall supercede any other agreement we may have, whether written or oral, or express or implied, relating to the subject matter hereof.

Once again, we are pleased to offer you the opportunity to enter into this Change of Control Agreement. Please acknowledge your acceptance and agreement with the provisions set forth above by signing your name below.

SYMMETRICOM, INC

/s/ Thomas Steipp Thomas Steipp, CEO

AGREED AND ACKNOWLEDGED:

/s/ Frederick Stroupe
Frederick “Rick” Stroupe

February 13, 2002

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